EXHIBIT 10.2

AMO MANUFACTURING SPAIN, S.L.

as Purchaser,

And

ALCON CUSI, S.A.

as Seller

ASSET PURCHASE AGREEMENT

July 17, 2003

i

6.7 Disclosure Updates	16
7. Covenants of the Purchaser	17
7.1 Permit Transfer	17
7.2 Negotiation with Other Parties	17
7.3 Employee Matters	17
7.4 Disclosure Updates	17
8. Conditions to the Obligations of the Seller	17
8.1 Performance	17
8.2 Closing Certificate	17
8.3 Guaranty, Parent Company Agreement	18
8.4 Authority	18
8.5 Governmental Certificates	18
8.6 Litigation	18
8.7 Opinion Letter by Purchaser’s Counsel	18
8.8 Notarization of Guaranty, Agreement	18
9. Conditions to the Obligations of the Purchaser	18
9.1 Performance	18
9.2 Title Report/Survey	18
9.3 Closing Certificate	18
9.4 Guaranty, Parent Company Agreement	19
9.5 Authority	19
9.6 Opinion Letter by Seller’s Counsel	19
9.7 Material Adverse Events	19
9.8 Real Estate Encumbrances	19
9.8 Real Estate Encumbrances	19
9.9 Notarization of Guaranty, Agreement	19
10. Indemnification	19
10.1 Survival of Representations and Warranties	19
10.2 Seller’s Indemnification Obligations	19
10.3 Purchaser’s Indemnification Obligations	20
10.4 Indemnification Procedures	21
10.5 Survival of Legal and Equitable Remedies	21
10.6 Escrow Funds	21
11. Risk of Loss; Casualty; Expropriation	21
11.1 Risk of Loss	21
11.2 Casualty and Expropriation	21
12. Termination of Agreement	22
12.1 Termination Events	22
12.2 Effect of Termination	23
13. General Provisions	23
13.1 Modification; Waiver	23
13.2 Entire Agreement	23
13.3 Expenses	23
13.4 Further Actions	24
13.5 Post-Closing Access	24
13.6 Disclaimers	24
13.7 Notices	24
13.8 Assignment	25
13.9 Counterparts	25
13.10 Headings	25
13.11 Governing Law and Dispute Resolution	25

13.12 Separability	26
13.13 Beneficial Ownership	26
13.14 Confidentiality and Publicity	26
13.15 Definitions	27

SCHEDULES

Schedule 1.1(a)	Real Property Description
Schedule 1.1(b)	Fixtures and Personal Property List
Schedule 1.1(d)	Computer Software Included
Schedule 1.2	Excluded Assets
Schedule 1.2(i)	Computer Software Excluded
Schedule 1.3	Assumed Contracts (as soon as practicable but by September 5, 2003)
Schedule 4.2	Consents
Schedule 4.3	Real and Personal Property; Encumbrances
Schedule 4.4(a)	List of Employees
Schedule 4.4(b)	Seller’s Employee Benefits
Schedule 4.7	Contracts
Schedule 4.9	Permits
Schedule 6.5	Insurance
Schedule 7.4	Purchaser’s Employee Benefit Plans and Labor Conditions (to be delivered at closing)
Schedule 9.8	Real Estate Encumbrances
Schedule 10.6	Escrow

EXHIBITS

Exhibit 3.2(a)	Deed
Exhibit 3.2(b)	Bill of Sale

APPENDICES

Appendix 1	Guaranty by Alcon, Inc.
Appendix 2	Parent Company Agreement by Alcon, Inc.
Appendix 3	Guaranty by Advanced Medical Optics, Inc.
Appendix 4	Parent Company Agreement by Advanced Medical Optics, Inc.
Appendix 5	Legal Opinion of J.&A. Garrigues, S.L.
Appendix 6	Legal Opinion of JNV Legal y Tributario, S.L.

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of July 17th, 2003 (the “Agreement”), by and between AMO Manufacturing Spain, S.L., a Spanish limited liability company domiciled at calle Jose Abascal, 45, in Madrid 28003 with a tax identification number B-83.702.159 (the “Purchaser”), and Alcon Cusi, S.A., a Spanish corporation domiciled at calle Camil Fabra, 58, in El Masnou, (Barcelona) 08320, with a tax identification number of A-08.079.634 (the “Seller”).

R E C I T A L S:

A. The Seller owns and operates a contact lens care manufacturing plant located in Alcobendas, Spain (as further defined in Section 1.1(a), the “Plant”; an index of defined terms is set forth in Section 13.15).

B. The sale by the Seller and the purchase by the Purchaser of the Plant as contemplated by this Agreement is the result of recognition of the benefits of this transaction to each of the parties hereto and the mutual consideration contemplated herein.

C. The parties desire to enter into this Agreement pursuant to which the Seller will convey to the Purchaser, and the Purchaser will acquire from the Seller, the Plant as well as certain other properties and assets of the Seller related to the Plant.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, the parties agree as follows:

1. Transfer of Assets.

1.1 Sale and Purchase of Assets. Upon the Closing Date, on the terms and subject to the conditions hereof and in reliance upon the representations, warranties and covenants contained herein, the Seller hereby sells, conveys, transfers, assigns and delivers to the Purchaser, and the Purchaser hereby purchases and acquires from the Seller, all of the Seller’s right, title and interest in and to the following (collectively, the “Assets”):

(a) All real property owned by the Seller and located at the Plant (a legal description of which is attached hereto as Schedule 1.1(a), the “Land”), together with (i) all buildings, fixtures, facilities and other structures and improvements located thereon (the “Improvements”), (ii) all rights, privileges, hereditaments and appurtenances pertaining to the Land or to any of the Improvements, and (iii) to the extent constituting real property under applicable law, all fixtures, installations, machinery, equipment and other property attached thereto or located thereon (the Land, Improvements and other property defined in this Section 1.1 are collectively referred to as the “Plant”);

(b) All fixtures, installations, machinery, computer hardware, equipment and spare parts, to the extent not constituting real property under applicable law,

furniture, tools, office and laboratory equipment and other personal property located at the Plant as identified on the attached Schedule 1.1(b);

(c) All of the Seller’s rights and benefits under (i) the Assumed Contracts and (ii) any third party warranties or guaranties with respect to any Asset;

(d) Originals (or copies where originals are not reasonably available) of all available and relevant records, titles to property, files, equipment manuals and maintenance records, building and equipment blueprints and specifications, drawings and designs, real estate surveys and reports, and any computer software owned by Seller used solely in connection with the Plant and located in Alcobendas including but not limited to those items identified on Schedule 1.1(d), and other data used or held for use in connection with the operation of the Plant or the operation of other Assets (other than the Excluded Intellectual Property) including without limitation all controlled documents and quality, operational and environmental systems and records, standard operating procedures, and standard documents pertaining to the Plant. All of the foregoing (other than the Excluded Intellectual Property) shall collectively be referred to as the “Books and Records”, provided, however, that if the Seller is required by law or regulations to maintain the originals of any Books and Records, the Seller may deliver copies of those Books and Records to Purchaser in full satisfaction of its obligations hereunder;

(e) All rights to and interests in Permits in effect as of the Closing Date and issued to the Seller or any of its Affiliates with respect to the Plant which are legally transferable by Seller, all of which are identified as such on Schedule 4.9 (the “Transferable Permits”);

(f) Accounts of the Seller related to advances made to Plant Employees on “pagas extras.”

(g) All other properties and assets of every kind and nature, real or personal, tangible or intangible, owned by the Seller, necessary to manufacture contact lens care products and to maintain all assets relating to the manufacture of contact lens care products, and used or held for use exclusively or primarily in connection with the Plant and not otherwise specifically excluded under Section 1.2.

1.2 Exclusions From Assets. The following assets shall be excluded from the Assets and shall be retained by the Seller and removed from the Plant at the Seller’s expense on or prior to the Closing Date (collectively, the “Excluded Assets”):

(a) The items listed in Schedule 1.2 (including but not limited to the equipment, machinery, and assets exclusively related to the following: medical training, surgical warehousing and surgical distribution, technical services, the production of supranettes, and proprietary molds; training manuals; customer lists; and documentation pertaining to the above);

(b) The real properties, fixtures, personal property, information systems, machinery, equipment, inventory, vehicles, contract rights and all other assets normally located at the Seller’s facility in Barcelona, Spain (but in any case excluding any of the Assets listed in Schedule 1.1(b));

(c) All Permits which are not legally transferable by the Seller, all of which are set forth and identified as such on Schedule 4.9 (the “Nontransferable Permits”). To the extent that any Permit included in the Assets or used in the operation of the Plant is not capable of being assigned or transferred to the Purchaser without the consent or waiver of the issuer thereof, or if such assignment or transfer would constitute a breach thereof or a violation of any law or regulation, this Agreement shall not constitute an assignment or transfer thereof or an attempted assignment or transfer thereof, unless and until such consent or waiver of such issuer has been duly obtained or such assignment or transfer has otherwise become lawful;

(d) All tangible personal property disposed of in the ordinary course of business of the Plant or consumed in the ordinary course of business of the Plant between the date hereof and the Closing Date;

(e) All finished goods inventory produced at the Plant prior to the Closing Date and all inventories of work-in-process, raw materials, packaging materials and other materials used by the Seller in the production of Seller’s products;

(f) All insurance policies relating to the Plant or the Assets, including policies relating to property, liability, business interruption, health and workers’ compensation and lives of officers of the Seller;

(g) Pension plans or any other benefit plans maintained with respect to the Plant Employees and the assets of such plans, with the Plant Employees maintaining their pension plan assets;

(h) Minute books and stock record books of the Seller or any of its predecessors in interest;

(i) (i) All patent rights, copyrights, trademarks and trade names of the Seller, (ii) the computer software owned by or licensed to Seller and identified on Schedule 1.2(i), and (iii) all Know-How of the Seller unique to products of the Seller (the “Excluded Intellectual Property”). As used herein, the term “Know-How” is defined to mean all technical information and data relating to Seller’s products, including, without limitation, all data relating to formulation and compounding, analytical methods, clinical trials, pharmacology, toxicology, standard operating procedures, archival records, batch history records, regulatory information and data relating to the manufacture and use of such products;

(j) All proprietary commercial information including but not limited to customer lists, cost of goods information (other than information already provided to Purchaser), cost of distribution information, income tax records, pricing information, and amortization schedules (the “Proprietary Commercial Information”).

(k) Other than as provided in Section 1.1(f), all accounts receivable of the Seller and other amounts owed to the Seller for services rendered by the Seller.

1.3 Assumption of Contracts and Liabilities.

(a) At the closing, the Purchaser will only assume and thereafter pay, perform or discharge the Seller’s obligations and liabilities arising and to be performed after the Closing Date under the Assumed Contracts. For all such Assumed Contracts, Seller shall have no further obligation or liability arising after the Closing Date under the Assumed Contracts. As soon as practicable but not later than September 5, 2003, the Purchaser shall notify the Seller in writing which Contracts the Purchaser in its sole discretion shall assume (such Contracts are referred to herein as the “Assumed Contracts”). At a minimum, such Assumed Contracts will include all employment contracts with Plant Employees.

(b) Other than as provided in Section 1.3(a), the Purchaser is not assuming, and shall not be deemed to have assumed any liability or obligation of Seller or any Affiliate of Seller, of any kind or nature, whether absolute, contingent, accrued or otherwise, known or unknown, and whether arising before or after the Closing Date, with the sole exception of the assumption of liabilities for payment of accrued vacation and “pagas extras,” or extra pay (net of advances), for which liabilities Seller shall compensate Buyer at the Closing Date in accordance with the provisions of Section 3.4 of this Agreement. Notwithstanding the foregoing, this Section 1.3 (b) does not in any way affect the Purchaser’s obligations pursuant to Section 7.3 of this Agreement.

1.4 Permits and Required Consents. Seller and Purchaser each agree to cooperate and use their reasonable efforts to obtain, and will promptly prepare all registrations, filings and applications, requests and notices preliminary to, all Permits and Required Consents that may be necessary or which may be reasonably requested by Purchaser to consummate the transaction contemplated by this Agreement. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that at closing, Seller will not assign to Purchaser any Assumed Contract that by its terms requires, prior to such assignment, the consent of any other contracting party thereto unless such consent has been obtained prior to the Closing Date. With respect to each such Assumed Contract not assigned on the Closing Date, after the Closing Date, Seller shall continue to deal with the other contracting party(ies) to each such Assumed Contract as the prime contracting party, and Purchaser and Seller shall use their reasonable efforts to obtain the consent of all required parties to the assignment of each such Assumed Contract. Seller shall promptly assign such Assumed Contract to Purchaser after receipt of such consent after the Closing Date. Notwithstanding the absence of any such consent, Purchaser shall be entitled to the benefits of such Assumed Contracts accruing after the Closing Date; and Purchaser agrees to perform all of the obligations of Seller to be performed under such Assumed Contract after the Closing Date.

1.5 Documents Delivered at Signing. The following documents shall be executed and delivered on the date of this Agreement:

(a) The Seller shall have delivered to the Purchaser a Guaranty of Alcon, Inc. (“Alcon”) in favor of the Purchaser in the form mutually agreed by the parties and attached to this Agreement as Appendix 1 (the “Alcon Guaranty”) and a Parent Company Agreement of Alcon in favor of the Purchaser in a form mutually agreed by the parties and attached to this Agreement as Appendix 2 (the “Alcon Parent Company Agreement”);

(b) The Purchaser shall have delivered to the Seller a Guaranty of Advanced Medical Optics, Inc. (“AMO”) in favor of the Seller in the form mutually agreed by the parties and attached to this Agreement as Appendix 3 (the “AMO Guaranty”) and a Parent Company Agreement of AMO in favor of the Seller in a form mutually agreed by the parties and attached to this Agreement as Appendix 4 (the “AMO Parent Company Agreement”);

(c) The Seller shall have delivered to the Purchaser a resolution adopted by the Seller’s Board of Directors and Alcon’s Board of Directors, and the sole shareholder resolution of the Seller, authorizing and approving the Seller’s execution and delivery of this Agreement and all instruments and documents required of the Seller by this Agreement and authorizing the performance by the Seller of all of its obligations hereunder and thereunder, certified by the secretaries of the Seller and of Alcon;

(d) The Purchaser shall have delivered to the Seller a resolution adopted by the Purchaser’s sole shareholder and AMO’s Board of Directors authorizing and approving the Purchaser’s execution and delivery of this Agreement and all instruments and documents required of the Purchaser by this Agreement and authorizing the performance by the Purchaser of all of its obligations hereunder and thereunder, certified by the secretaries of the Purchaser and of AMO;

(e) The Purchaser and the Seller shall have executed and delivered the Transitional Services Agreement and any agreed upon Schedules thereto, upon the terms and in the form mutually agreed by the parties;

(f) The Seller shall have issued an invoice to AMO in the amount of the payment required under Section 2.1(a), plus applicable value added tax, and a receipt to AMO acknowledging receipt of the payment required under Section 2.1(a) (Seller will deliver the receipt upon the date hereof or as soon thereafter as possible upon receiving confirmation of payment); and

(g) The Seller and the Purchaser shall have signed a joint letter of instructions to Bank One, N.A. authorizing the release of the escrow funds deposited pursuant to the Escrow Agreement, dated June 19, 2003, by and among the Seller, AMO, and Bank One, to AMO, in a form acceptable to Seller, AMO and BankOne (the “Escrow Agreement”).

(h) The Purchaser shall have delivered to the Seller the legal opinion of J&A Garrigues, S.L. in the form attached to this Agreement as Appendix 5.

(i) The Seller shall have delivered to the Purchaser the legal opinion of JNV Legal y Tributario, S.L. in the form attached to this Agreement as Appendix 6.

1.6 Inspection of Certain Assets. The Parties agree to appoint and select a mutually-agreeable independent inspector to test the following Assets during the Plant’s shut-down period in August, 2003: (1) the industrial steam pipes connected to the steam boilers; (2) the city water buffer tank; and (3) the two steam boilers (“Inspected Assets”). The inspector shall provide a professional opinion about the useful life of the Inspected Assets, assuming the continuation of the current usage and maintenance of these Inspected Assets. If the inspector’s opinion is that the useful life of any of these Inspected Assets, or parts thereof, is less than three years, then the Seller will either refurbish such Inspected Asset (or part thereof) in such a manner that its useful life is reasonably expected to be three or more years from the date of refurbishment, or the parties will equally share the cost of replacement of such Inspected Asset (or part thereof). In the event that the Seller refurbishes the Inspected Asset, the expected three-year life span shall not be deemed a warranty.

2. Purchase Price.

2.1 Purchase Price. The purchase price to be paid by the Purchaser to the Seller for the Assets (the “Purchase Price”) shall be the sum of Twenty-One Million Six Hundred and Ninety Thousand United States Dollars (USD 21,690,000), subject to adjustment as provided in this Agreement, and shall be payable in the following manner:

(a) upon the execution of this Agreement, the Purchaser will pay to the Seller the sum of Four Million Three Hundred and Fifty Thousand United States Dollars (USD 4,350,000) by certified check or wire transfer of immediately available funds to an account designated by Seller;

(b) at the closing, Purchaser will pay Seller the sum of Sixteen Million Five Hundred Ninety Thousand United States Dollars (USD 16,590,000) by certified check or wire transfer of immediately available funds to an account designated by Seller, subject to adjustment as provided in this Agreement; and

(c) at the closing, Purchaser will deposit into a mutually-acceptable escrow account the EURO equivalent (based on the rate published in The Wall Street Journal three business days prior to the Closing Date) of the sum of Seven Hundred Fifty Thousand United States Dollars (USD 750,000) (“Escrow Funds”) as required pursuant to Section 10.6 of this Agreement.

2.2 Allocation of Purchase Price Among the Assets. The parties agree that the Purchase Price shall be allocated generally to three asset categories. The first category is Land; the second category is buildings, machinery, equipment and other personal property; and the third category is intangible property The parties agree that the allocation to Land shall be Six Million Seven Hundred Ninety Five Thousand United States Dollars (USD 6,795,000) with the remainder of the Purchaser Price allocated to buildings, machinery, equipment and other personal property.. The parties will agree on a reasonable allocation of the above sums within each asset category within thirty (30) days after the execution of this Agreement or any later date to which the parties mutually agree. Each of the Seller and the Purchaser agrees to allocate the Purchase Price among the Assets in accordance with this Section 2.2.

3. Closing Date.

3.1 Time and Place. The closing of the transactions contemplated hereby shall take place at the Plant or other agreed upon location, on or before November 5, 2003,

commencing at 10:00 a.m., local time, or at such other time and date as may be mutually agreed on by the parties in writing (the “Closing Date”). Other than the real property transfer, for purposes of risk of loss, passage of title and pro-rations, the closing shall be deemed to have occurred as of 11:59 pm on the Closing Date.

3.2 Delivery of Instruments and Payment. At the closing:

(a) the Seller will execute and deliver to the Purchaser such deeds, bills of sale, assignments, endorsements and other instruments and documents of transfer for the Assets, reasonably satisfactory in form and substance to the Purchaser (including without limitation a deed in substantially the form of Exhibit 3.2(a), amended to reflect the legal description of the Plant set forth in the Survey (the “Deed”), and a bill of sale in substantially the form of Exhibit 3.2(b), to which shall be attached Schedule 1.1(b) revised as of a date not more than three (3) days prior to the Closing Date (the “Bill of Sale”)), affixed thereto by the Seller, as shall be effective to vest in the Purchaser on the Closing Date with fee simple, good, marketable and insurable title to the Assets, free and clear of any mortgages, pledges, liens, charges or encumbrances thereon, other than any Encumbrances on Schedule 4.3 waived by the Purchaser or the Purchaser’s lenders;

(b) the Seller and the Purchaser will deliver the opinions and certificates contemplated by the terms of this Agreement to be delivered at the time of closing;

(c) the Purchaser will deliver the portion of the Purchase Price required pursuant to Section 2.1(b); and

(d) the Seller and the Purchaser will deliver a mutually-acceptable escrow agreement, and Purchaser shall deposit the Escrow Funds, as required under Section 10.6.

3.3 Payment of Taxes, Stamp Taxes, and Other Taxes and Charges. On or before the Closing Date:

(a) the Seller and Purchaser will each pay one half of the taxes due under the “Documented Legal Acts” under the “Transfer Tax” (Impuesto sobre Actos Jurídicos Documentados) due in respect to the original of the Deed and/or other instruments executed to effectuate the transfer of real estate property;

(b) the Seller and Purchaser will each pay one half of the documentary stamp taxes due in respect to the certified copy of the Deed and/or other instruments executed to effectuate the transfer of real estate property;

(c) the Seller and Purchaser will each pay one half of the stamp taxes, filing fees and any other costs due in connection with the recording of the Deed and other instruments of transfer referred to in Section 3.2(a);

(d) the Seller and Purchaser will each pay one half of the notarial tariff, notarial fees and any other fees due in connection with the Deed and other instruments of transfer referred to in Section 3.2(a) and the Seller will pay the notarial tariff, notarial fees and any other Taxes and costs of cancellation of all Encumbrances on the Plant;

(e) the Seller will pay the Tax called the “Municipal Tax on the Increase in Land Value” (Plusvalía);

(f) the Purchaser will pay the value added tax on the Assets; and

(g) the Seller will waive the value added tax exemption on the transfer of the Land, the Improvements, and any other real property described in Sections 1.1(a) and 1.1(f), pursuant to Article 20(2) of Law 37/1992 of December 28th, as amended, and Article 8 of the Regulations thereunder, approved under Royal Decree 1624/1992 of December 29th, as amended.

3.4 Apportionments. To the extent not covered by Section 3.3, the following items shall be apportioned on the Closing Date:

(a) any charges and fees payable or receivable under the Assumed Contracts and Transferred Permits;

(b) real estate and personal property taxes, sewer rents and charges and other local taxes and charges affecting the real property included in the Assets or any portion thereof, on the basis of the applicable semester or similar period for which the same are levied, imposed or assessed;

(c) charges for water, electricity, telephone and all other utilities (except to the extent disposed of by final billing to the Seller); and

(d) Seller’s liability to the Plant Employees for accrued vacation and “pagas extras” (with Seller compensating Purchaser in full for the amount of such liabilities net of advances for pagas extras to Plant Employees) through the Closing Date.

Not less than five (5) business days prior to the Closing Date, the Seller shall prepare and deliver to the Purchaser a statement of such apportionments which the Purchaser shall review. Upon completion of such review and agreement as to any correction in the Seller’s statement of such apportionments, on the Closing Date the Purchaser will pay to the Seller, or the Seller will pay to the Purchaser, as the case may be, any amount together with, or offset against, as the case may be, the payment of the portion of the Purchase Price payable on Closing Date pursuant to Section 2.1(b). To the extent that appropriate apportionment may not be possible on the Closing Date, or is based on approximate figures, appropriate adjustments shall be made within 30 days of receipt of appropriate documentation (such as utility bills). All apportionments shall be made based on a calendar day basis relative to the Closing Date.

If Purchaser and Seller have a disagreement regarding the appropriate apportionments to be paid pursuant to this Section 3.4, and the parties have not resolved the disagreement within 10 days of written notice from one party to the other, then the parties shall submit the issue to a certified public accountant, mutually agreed upon by the parties, for resolution. The decision of the accountant shall be based on the documents and evidence submitted by the parties and on applicable accounting principles generally accepted in Spain. The accountant’s final decision shall be binding on both parties without right of appeal. The party whose arguments do not prevail, as determined by the accountant, shall pay all of the costs and expenses of the accountant.

4. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser, on the date hereof and as of the Closing Date, that:

4.1 Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Spain and has the requisite corporate power and authority to own, lease and operate the Assets.

4.2 Authorization. The Seller has the requisite corporate power to enter into this Agreement and all of the other agreements, certificates and documents delivered or to be delivered at or before the Closing Date in connection with the transactions contemplated hereby. The execution and delivery by the Seller of this Agreement, the consummation by the Seller of the transactions contemplated hereby and thereby, and the performance by the Seller of its obligations hereunder and thereunder have been, or will have been by the Closing Date, duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered and constitutes the legal and binding obligation of the Seller enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity, whether applied by a court at law or in equity. Except as set forth in Schedule 4.2, no authorization, consent or approval of, or declaration of, filing with or notice to any governmental body, authority or any other third party is necessary for the execution of this Agreement, the consummation by the Seller of the transactions contemplated hereby and thereby or the performance by the Seller of its obligations hereunder and thereunder, including without limitation the assignment to the Purchaser of the Permits and any of the Contracts (any such authorizations, consents or approvals, collectively, the “Required Consents”).

4.3 Title to Property; Encumbrances, etc.

(a) Set forth in Schedule 4.3 is a complete and accurate list of all Encumbrances (as defined below) to which such real property, machinery, equipment, tools, furniture and fixtures are subject, none of which Encumbrances interferes with the present use of the Assets or the full use of the Plant as currently configured. The Seller has good and marketable title to all of the Assets, free and clear of any Encumbrances other than those described on Schedule 4.3. As used herein, “Encumbrances” means all third party claims to the Assets, and all mortgages, rights of way (servidumbre de paso), pledges, liens, easements, security interests or encumbrances of any nature, liens for taxes, assessments or other governmental charges not yet due and payable, or presently payable without penalty or interest, and any restrictions on the operation, use or transferability of the Assets.

(b) Except as established in Schedule 4.3 of this Agreement, all Assets have been constructed and operated in material compliance with all applicable laws, regulations, ordinances, standards and orders, including, without limitation, all zoning laws, building codes, regulations, ordinances, standards and orders, and have been operated in compliance with the standards of ISO 9002 and 14001.

(c) True and complete copies of all deeds and, to the extent they exist, all surveys, title insurance policies and other documents relating to any of the real property have been delivered to the Purchaser prior to the date hereof.

4.4 Employees.

(a)	Schedule 4.4(a) lists the employee number of each “Plant Employee”, along with each Plant Employee’s title, date of hire, seniority, rate of compensation and any incentive compensation arrangements, and 2002 bonuses.

(b)	Schedule 4.4(b) contains an accurate and complete list of the Seller’s health and welfare benefit plans, pension benefit plans and other benefit plans in which the Plant Employees currently participate, and benefits generally provided to Plant Employees.

(c)	Currently there are no subsidies or grants provided by any foreign, national or municipal governmental or regulatory body with respect to the workforce at the Plant, except for the subsidy provided for the FORCEM program.

(d)	The Seller has duly and timely fulfilled all of its obligations with respect to Plant Employees, including the filing of (giving due regard to permitted extensions) all reports, returns, accounts, statements and other documents required to be filed by it, which reports, returns, accounts, statements and documents are true, complete and correct in all material respects. All Social Security payments and payments to the Plant Employees due and payable have been paid in full. There are no Social Security Administration liens upon any of the Assets. No deficiency for any Social Security or labor obligations has been proposed or assessed against the Seller, and there are no unresolved claims concerning, or proceedings or actions pending which relate to, either Social Security liability of the Seller or other labor obligations. There are no extensions or interruptions of, or outstanding agreements extending or interrupting, the statutory period of limitation for Social Security or labor obligations due. Notwithstanding the foregoing, the parties acknowledge that the above representations exclude Seller’s obligations to pay “pagas extras” and vacation accrued through the Closing Date.

(e)	The Plant Employees are to be transferred from Seller to Purchaser on the Closing Date under the transfer of undertaking provisions of Article 44 of the Spanish Workers Statute.

(f)	Currently there are no individual or collective agreements or undertakings, aside from the provisions of the applicable collective bargaining agreements and those included in Schedules 4.4(a) and 4.4(b), whereby the Seller, as regards to the Plant Employees:

(i) has agreed to specific conditions for the termination of employment, or is required to indemnify or compensate any such employee as a result of termination of his or her employment contract in an amount in excess of the statutory minimum;

(ii) has arranged special top executive or other special employment contracts;

(iii) has arranged agreements of any kind relating to special conditions of employment with regard to the Plant Employees, including pension commitments; or owes or should pay any amount to any of its Plant Employees or former employees.

4.5 Environmental Matters.

(a) Seller has obtained and holds all Permits regarding Environmental Matters at the Plant and regarding the other Assets required to carry out the activities conducted by the Seller at the Plant, and all such Permits are valid and effective.

(b) The Plant and the other Assets are in compliance with all Spanish Environmental Laws and Permits for Environmental Matters.

(c) To the best of the Seller’s knowledge after due inquiry, there are no present or past actions or activities, circumstances, conditions, events or incidents with respect to Environmental Matters that could give rise to any claim or liability under Spanish Environmental Laws made by the authorities or third parties. The Purchaser shall provide the Seller with a complete copy of the environmental audit report it obtains as a result of its due diligence.

(d) There have been no notices, or to the Seller’s best knowledge no threat of, any notices in connection with potential violations of Spanish Environmental Laws.

(e) Schedule 4.9 lists, together with the date of expiration thereof, all currently effective registrations, permits, licenses, authorizations and approvals issued to the Seller with respect to the Plant by or on behalf of any European, national, regional, or municipal governmental or administrative body or agency with respect to Environmental Matters. True and complete copies of all such registrations, permits, licenses, authorizations and approvals have been previously provided to the Purchaser or made available for review, or if issued or re-issued after the date of this Agreement, will be promptly made available to the Purchaser.

(f) As used in this Agreement, the following terms will have the meanings respectfully indicated.

“Spanish Environmental Laws” shall mean all applicable laws and treaties relating to the protection of, or damage to, the environment and includes, without limitation, all rules of common law and equity, acts, regulations, standards or codes having the force of law, and any notices, orders, directions, impositions, or requirements issued, imposed or directed by any Spanish governmental or judicial authority.

“Environmental Matters” refers to all matters with respect to the Assets and the use, ownership or operation thereof, relating to ground, air and water pollution or discharge; solid, hazardous wastes, toxic, hazardous or polluting substances; occupational health; the transport, storage, recycling or disposal of wastes; ground water and soil monitoring; and the discharge or emission of pollutants, contaminants or by-products, in each case whether such pollution or discharge was caused by the Seller prior to the Closing Date.

4.6 Litigation. Regarding the Assets, the Plant Employees, the operation of the Plant or the Seller’s ability to consummate the transactions contemplated by this Agreement, there is not: (i) any judicial or administrative claim, litigation, action, suit, order, proceeding or, to the best of the Seller’s knowledge, any governmental enforcement investigation or third party claim concerning or against the Seller pending, or to the best of the Seller’s knowledge, threatened before any court or tribunal or governmental instrumentality, (ii) any written citation, summons, directive, order or notice of violation of any law, decree, rule, regulation or order against the Seller or to which the Seller is a party, or (iii) any lien or any other governmental or other third party action of which the Seller has received notice resulting or, to the best of the Seller’s knowledge, any governmental or third party action which is reasonably likely to result in the imposition of any such lien on, or claim to, the Assets; and (iv) to the best of Seller’s knowledge, any fact that may reasonably give rise to any of the foregoing..

4.7 Contracts. Set forth in Schedule 4.7 is a complete and correct list of the Contracts to which the Seller is a party and which relate exclusively or primarily to, or are material to the operation of, the Plant or any of the Assets or by which the Plant or any of the Assets or any purchaser thereof may be bound (the “Contracts”). All such Contracts are in full force and effect, the Seller is not in default thereunder and no event has occurred which, whether with notice, lapse of time or otherwise, would constitute a default thereunder.

4.8 Taxes.

(a) As used herein, “Tax” shall mean any tax, levy (tasa), duty, special contribution (contribución especial), parafiscal charge (exacción parafiscal), or any other national, regional, autonomous, or municipal governmental charge imposed in connection with the Assets and Plant Employees, and any assessment of any nature, including all interests, fines, surcharges and penalties thereon and additions thereto, whether paid, owed, or accrued by, or otherwise levied or demanded by any governmental authority to, the Seller in connection with a Tax. The term “Tax” does not include the matters described in Section 3.3.

(b) The Seller has duly and timely fulfilled all of its obligations in relation to Taxes, including the filing of (giving due regard to permitted extensions) all national, regional, and municipal tax reports, returns, accounts, statements and other documents required to be filed by it, which reports, returns, accounts, statements and documents are true, complete and correct in all material respects. All Taxes due and payable have been paid in full. There are no tax liens upon any of the Assets.

(c) No deficiency for any Taxes has been proposed or assessed against the Seller for Taxes, and there are no unresolved claims concerning, or proceedings or actions pending which relate to, either Tax liability of the Seller or the collection or assessment of such Tax. There are no extensions or interruptions of, or outstanding agreements extending or interrupting, the statutory period of limitation for Taxes due.

(d) No portion of the Purchase Price is required to be withheld by the Purchaser and paid to Spanish authorities.

4.9 Permits. The Seller has obtained and holds all licenses, permits, authorizations, consents, and approvals of any foreign, national or municipal governmental or regulatory body that are necessary or required to own, maintain and operate the Assets as they are currently utilized including, without limitation, any licenses, filings or other permits to operate machinery, or to store, handle, utilize or dispose of finished products, active ingredients, raw materials (including, without limitation, hazardous materials), water and waste (collectively, the “Permits”), all of which are listed in Schedule 4.9, broken down into the categories of Transferable Permits and Nontransferable Permits. All of the Permits are in full force and effect, and the Seller is in compliance therewith in all material respects. A true and complete copy of each Permit set forth in Schedule 4.9 has been delivered or made available to the Purchaser, as well as the pertinent records, files or other documents required to be maintained by the Seller under the Permits.

4.10 Financial Information. All financial information provided by the Seller to the Purchaser (the “Financial Information”):

(a) is true, complete and correct;

(b) in the case of historical information, is in accordance with the books and records of the Seller kept in accordance with applicable generally acceptable accounting principles; and

(c) present fairly the financial matters expressed therein in all material respects.

4.11 Condition of Tangible Assets. . The tangible assets and any other physical assets that are included in the Assets (i) are in good operating condition and repair, ordinary wear and tear excepted, and (ii) have been regularly maintained in the ordinary course of business. This Article 4.11 contains all warranties of the Seller with respect to the physical condition of the tangible assets included in the Assets.

4.12 Brokers. Seller has entered into a separate agreement with Colliers Pinkard (“Broker”), for Broker’s services in connection with this transaction. Except for the Broker, Seller has not contacted or entered into any agreement with any broker, finder, agent, or other intermediary in connection with this Agreement or the transactions contemplated hereby.

4.13 Effect of Agreement. The execution, delivery and performance by Seller of this Agreement (including all documents delivered pursuant to this Agreement) and the closing of this Agreement will not violate the charter documents or bylaws of Seller or any law to which Seller is subject, or any judgment, award or decree or any material indenture, agreement or other instrument to which Seller is a party, or by which Seller or the Assets are bound, or conflict with, result in a breach of or constitute (with due notice and lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Assets, except to the extent that consents are required for assignment of the Assigned Contracts.

4.14 Data Protection. Seller has fully complied with all the obligations imposed by the legislation applicable on Data Protection, namely, the Organic Law 15/1999, of December 13th, on the Protection of Personal Data; the Royal Decree 994/1999, of June 11th, approving the Security Measures Code of automatic files containing personal data, and any complementary or supplementary regulation thereof, including the Data Protection authority “Instructions”. Full compliance as represented and warranted hereinabove is extended to the Seller’s legal position as data controller and/or data processor and/or data subject and/or third party, as defined in the applicable legislation hereinabove. The full acquisition of the Assets by the Purchaser will not be affected in any way by any processing of data carried out by the

Seller that does not comply with the applicable legislation. The acquisition of the Assets by the Purchaser does not imply any infringement of the applicable legislation. The Seller is not a party whether as defendant or plaintiff in any administrative or judicial proceeding, or a party in any audit or inspection carried out by the Data Protection authority, arising from any claim or infringement, or purported claim or infringement of the applicable legislation on Data Protection, whether instituted “ex officio” by the competent authority or by any data subject or third parties in general. This representation and warranty applies only to the personal data of Plant Employees.

4.15 Full Information. The due diligence information Seller has provided to Purchaser in connection with the transactions contemplated by this Agreement did not contain any untrue statements of material fact and did not omit to state any material fact necessary to make the statements provided not misleading.

5. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller, on the date hereof and as of the Closing Date, that:

5.1 Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Spain.

5.2 Authorization. The Purchaser has the requisite corporate power to enter into this Agreement. The execution and delivery by the Purchaser of this Agreement, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and the performance by the Purchaser of its obligations hereunder and thereunder have been, or will have been by the Closing Date, duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and each constitutes the legal and binding obligation of the Purchaser enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity, whether applied by a court at law or in equity. Subject to the immediately following sentence, no authorization, consent or approval of, or declaration of, filing with or notice to any governmental body, authority or any third party by the Purchaser is necessary for the execution of this Agreement, the consummation by the Purchaser of the transactions contemplated hereby or thereby or the performance by the Purchaser of its obligations hereunder or thereunder. The assumption by the Purchaser of the Assumed Contracts and the Transferable Permits will not require any authorization, consent or approval of, or declaration of, filing with or notice to any governmental body, authority or any third party, except in each case for the Required Consents set forth on Schedule 4.2.

5.3 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of the Purchaser in connection with the negotiation or consummation of this Agreement, and there are no claims for any brokerage commission, finder’s fee or similar payment due from the Purchaser.

5.4 Litigation. There is not: (i) any judicial or administrative claim, litigation, action, suit, order, proceeding or, to the best of the Purchaser’s knowledge, any governmental enforcement investigation or third party claim concerning or against the Purchaser pending, or to the best of the Purchaser’s knowledge, threatened before any court or tribunal or governmental instrumentality, (ii) any written citation, summons, directive, order or notice of violation of any law, decree, rule, regulation or order against the Purchaser or to which the Purchaser is a party, and, (iii) ) to the best of Purchaser’s knowledge, any facts that may reasonably give rise to any of the foregoing, which would materially impair the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.5 Effect of Agreement. The execution, delivery and performance by Purchaser of this Agreement (including all documents delivered pursuant to this Agreement) and the closing of this Agreement will not violate the charter documents or bylaws of Purchaser or any law to which Purchaser is subject, or any judgment, award or decree or any material indenture, agreement or other instrument to which Purchaser is a party or by which Seller is bound, or conflict with, result in a breach of or constitute (with due notice and lapse of time or both) a default under, any such indenture, agreement or other instrument.

6. Covenants of the Seller. The Seller covenants as follows:

6.1 Actions Prior to the Closing Date. From the date of this Agreement until the Closing Date, the Seller shall:

(a) abstain from mortgaging, pledging or subjecting to any lien, lease, security interest or other Encumbrance (other than liens for taxes, assessments or other governmental charges not yet due and payable, or payable at all relevant times without penalty or interest) any of the Assets, real or personal, tangible or intangible;

(b) maintain and operate the Plant in compliance, in all material respects, with all applicable laws, rules, regulations, orders, approvals, authorizations, exemptions, classifications and registrations;

(c) perform in all material respects all of the respective obligations under all Assumed Contracts, and not enter into, materially amend, alter or modify any provision of any Assumed Contract with obligations after the Closing Date without the prior written consent of the Purchaser;

(d) operate the Plant and make all necessary Asset replacements, maintenance and improvements in accordance with the Seller’s standard operating procedures (unless Seller is prevented from doing so in order to accommodate the transfer process);

(e) not make any change in salary, annual bonus plan, or benefit plans payable to any Plant Employee, unless required by law or with Purchaser’s prior consent; and

(f) timely respond (including any required remediation) to the May 20, 2003, Spanish Ministry of Health GMP inspection and will promptly provide a copy of such response to the Purchaser.

6.2 Access and Information. From the date hereof until the Closing Date, the Seller will afford the Purchaser and the Purchaser’s employees, accountants, counsel and other authorized representatives reasonable access to the Plant. Seller will furnish to the Purchaser and its representatives additional data and other information as to the Plant and Assets as the Purchaser may from time to time reasonably request (excluding all Excluded Intellectual Property and Proprietary Commercial Information).

6.3 Negotiation with Other Parties. From and after the date hereof until the Closing Date or the termination of this Agreement pursuant to Article 12, none of the Seller or any of its Affiliates or representatives will directly or indirectly solicit or engage in negotiations or discussions with, disclose any of the terms of this Agreement to, accept any offer from, furnish any information to, or otherwise cooperate, assist, or participate with, any person, entity, or organization (other than the Purchaser and its representatives) regarding any offer or proposal regarding the acquisition by purchase, merger, lease, or otherwise of any capital stock of the Seller or any of the Assets. The Seller will promptly notify the Purchaser of any such discussion, offer, or proposal received by it. The parties hereby acknowledge that money damages would not be a sufficient remedy for any breach of this section and that, in addition to all other remedies available to it, the Purchaser will be entitled to specific performance and injunctive or other equitable relief as remedies for any such breach, and the Seller further agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

6.4 Permits. The Seller shall renew, or otherwise commence renewal processes until the Closing Date for, all Permits that terminate or are scheduled to expire prior to the Closing Date.

6.5 Insurance. The Seller shall maintain all-risk replacement cost insurance on the Plant and Assets until the Closing Date, as described in Schedule 6.5, in an amount and scope of coverage not less than the policies existing as of the date hereof.

(a) The Seller shall maintain Comprehensive/Commercial General Liability Insurance, including Products Liability and Completed Operations, Contractual Liability insurance and Broad Form Property Damage coverage with limits of liability of not less than a combined single limit of $1,000,000 bodily injury/property damage each occurrence and a $2,000,000 general policy aggregate until the Closing Date.

(b) Upon Purchaser’s request, the Seller shall furnish certificates of insurance showing compliance with the foregoing requirements when returning signed agreements to the Purchaser. Certificates shall state that policy or policies will not be canceled or altered without at least thirty (30) days prior written notice to the Purchaser.

6.6 Employee Matters. Promptly after the signing of this Agreement, the Seller shall use its reasonable efforts to obtain any necessary consents from the Plant Employees to the transfer of their salary and benefits information to the Purchaser, as well as their personnel files. After the appropriate consents are received, the Seller shall promptly provide to the Purchaser a full list of the Plant Employees with corresponding employee numbers. The Seller will transfer the employment of each Plant Employee as of the close of business on the Closing Date in a manner that complies with all applicable laws and agreements. Upon the signing of this Agreement, and for two years following the Closing Date, the Seller and its Affiliates will not solicit or offer employment to any Plant Employee. Notwithstanding the foregoing, the Parties agree that Seller has already made an employment offer to Jorge Sugranes, and he has accepted such offer to continue working for Seller or one of its Affiliates.

6.7 Disclosure Updates. Seller shall not later than thirty (30) days prior to the Closing Date, provide the Purchaser with an updated set of the Schedules, with a final set of Schedules delivered at closing. Seller shall also promptly notify Purchaser in writing if facts or circumstances arise that render the representations made pursuant to Article 4 inaccurate.

7. Covenants of the Purchaser. The Purchaser covenants as follows:

7.1 Permit Transfer. The Purchaser shall abide by and comply with the Seller’s obligations arising or to be performed after the Closing Date under the Transferable Permits lawfully assigned or transferred to the Purchaser.

7.2 Negotiation with Other Parties. From and after the date hereof until the earlier of the Closing Date, the termination of this Agreement pursuant to Article 12, or November 15, 2003, none of the Purchaser or any of its Affiliates or representatives will directly or indirectly solicit or engage in negotiations or discussions with, look for or accept any offer from, furnish any information to, or otherwise cooperate, assist, or participate with, any person, entity, or organization (other than the Seller and its representatives) regarding any offer or proposal regarding the acquisition by purchase, merger, lease, or otherwise of another manufacturing facility that Purchaser intends to use for the manufacture of contact lens care products (except for negotiations or discussions related to another facility intended to supplement – rather than replace – the current production capacity of the Plant). Notwithstanding the foregoing, the parties agree that prior to engaging in negotiations or discussions related to such an acquisition of another manufacturing facility, by purchase, lease, or otherwise, the Purchaser will first seek to satisfy its requirements through third party manufacturing. The parties hereby acknowledge that the breach of this section will be considered a material breach of this Agreement and money damages would not be a sufficient remedy for any breach of this section and that, in addition to all other remedies available to it, the Seller will be entitled to injunctive or other equitable relief as remedies for any such breach, and the Purchaser further agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

7.3 Employee Matters. As of the Closing Date, Purchaser honors and assumes the employment contracts of the Plant Employees, including their respective current levels of seniority for all legal purposes, as determined from the date of hire, as set forth in Schedule 4.4(a). Purchaser shall also meet its obligations to the Plant Employees to provide the “acquired rights” required pursuant to Article 44 of the Spanish Workers Statute for all legal purposes. This Section 7.3 is solely for the benefit of the Plant Employees, with the understanding that the foregoing clause does not affect the Purchaser’s indemnification obligations under Section 10.3.

7.4 Disclosure Updates. Purchaser shall promptly notify Seller in writing if facts or circumstances arise that render the representations made pursuant to Article 5 inaccurate.

8. Conditions to the Obligations of the Seller. The obligations of the Seller to effect the transactions contemplated hereby are subject to the fulfillment to its satisfaction or waiver, prior to or at the Closing Date, of the following conditions:

8.1 Performance. The representations and warranties of the Purchaser contained herein shall have been true and correct when made and shall be true and correct at and as of the Closing Date, with such changes to the Assets or the Plant Employees as are already contemplated by this Agreement.

8.2 Closing Certificate. The Purchaser shall have delivered to the Seller a certificate, dated as of the Closing Date and executed by a principal executive or financial officer of the Purchaser, certifying that, to the best knowledge of such certifying officer after due inquiry, the conditions specified in Section 8.1 have been fulfilled.

8.3 Guaranty, Parent Company Agreement. The Purchaser shall have delivered to the Seller a certificate, dated as of the Closing Date and executed by a principal executive or financial officer of AMO, certifying that, to the best knowledge of such certifying officer after due inquiry, the AMO Guaranty and AMO Parent Company Agreement have not been revoked and remain in full force and effect.

8.4 Authority. The Purchaser shall have delivered to the Seller certificates issued by an Administrator of the Purchaser and the secretary of AMO, dated as of the Closing Date, certifying that the resolutions delivered pursuant to Section 1.5(d) have not been amended, modified or supplemented in any respect and remain in full force and effect.

8.5 Governmental Certificates. The Purchaser shall have delivered to the Seller certificates from appropriate governmental officials, dated not earlier than 10 days prior to the Closing Date, reflecting that the Purchaser is in existence and in good standing under the laws of the jurisdiction of its incorporation and qualified to do business in Spain.

8.6 Litigation. No claim, suit or other proceeding (judicial or administrative, or investigation by any governmental authority) shall be pending or shall have been threatened, commenced or instituted to restrain or prohibit consummation of any transaction contemplated by this Agreement.

8.7 Opinion Letter by Purchaser’s Counsel. The Purchaser shall have delivered to the Seller a bring-down of the legal opinion of J&A Garrigues, S.L.

8.8 Notarization of Guaranty, Agreement. The Purchaser shall have delivered to the Seller by July 31, 2003, an AMO Guaranty and this Agreement intervened by a Spanish public authenticating officer. The Purchaser shall pay the cost of the notary’s fees and services for the AMO Guaranty, and the parties shall share equally the cost of the notary’s fees and services for the Agreement.

9. Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to effect the transactions contemplated hereby are subject to the fulfillment to its satisfaction or waiver, prior to or on the Closing Date, of the following conditions:

9.1 Performance. The representations and warranties of the Seller contained herein shall have been true and correct when made and shall be true and correct at and as of the Closing Date.

9.2 Title Report/Survey.

(a) The Purchaser shall have received a certification issued by the Property Registry as of the Closing Date with respect to owned real property included in the Assets.

(b) The Purchaser shall have received from Seller an official survey of the owned real property included in the Assets, certified to the Purchaser, dated as of a recent date before the Closing Date and prepared by the Property Registry.

9.3 Closing Certificate. The Seller shall have delivered to the Purchaser a certificate, dated as of the Closing Date and executed by a principal executive or financial officer of the Seller certifying that the conditions specified in Sections 9.1 has, to the best knowledge of the certifying officer after due inquiry, been fulfilled, certifying the final Schedules delivered by Seller, and acknowledging receipt of the payment required under Section 2.1(b). Seller shall have issued an invoice to Purchaser in the amount of the payment required under Section 2.1(b) plus applicable value added tax.

9.4 Guaranty, Parent Company Agreement. Seller shall have delivered to the Purchaser a certificate, dated as of the Closing Date and executed by a principal executive or financial officer of Alcon, certifying that, to the best knowledge of such certifying officer after due inquiry, the Alcon Guaranty and Alcon Parent Company Agreement have not been revoked and remain in full force and effect.

9.5 Authority. The Seller shall have delivered to the Purchaser certificates issued by secretaries of the Seller and of Alcon, dated as of the Closing Date, certifying that the resolutions delivered pursuant to Section 1.5(c) have not been amended, modified or supplemented in any respect and remain in full force and effect.

9.6 Opinion Letter by Seller’s Counsel. The Seller shall have delivered to the Purchaser a bring-down of the legal opinion of JNV Legal y Tributario, S.L..

9.7 Material Adverse Events. No Material Adverse Event shall have occurred at the Plant. “Material Adverse Event” is hereby defined as any casualty loss, damage, destruction, or expropriation that results in the following: (i) the cost to remedy the issue(s) by AMO in the aggregate is more than ten percent (10%) of the Purchase Price; or (ii) the issue(s) will prevent for more than four weeks the operation of the Plant for the production of contact lens care products by Purchaser after the Closing Date.

9.8 Real Estate Encumbrances. Subject to the provisions contained in Schedule 9.8, the Seller shall have removed from the property registry all Encumbrances related to the Plant, unless waived by the Purchaser or the Purchaser’s lenders.

9.9 Notarization of Guaranty, Agreement. The Seller shall have delivered to the Purchaser by July 31, 2003, an Alcon Guaranty and this Agreement intervened by a Spanish public authenticating officer. The Seller shall pay the cost of the notary’s fees and services for the Alcon Guaranty, and the parties shall share equally the cost of the notary’s fees and services for the Agreement.

10. Indemnification.

10.1 Survival of Representations and Warranties and Covenants. The representations and warranties contained in Sections 4 and 5 of this Agreement shall survive the Closing Date.

10.2 Seller’s Indemnification Obligations.

(a) The Seller agrees to indemnify and defend the Purchaser and hold the Purchaser harmless from and against any “daños y perjuicios,” that is for translation purposes, all loss, liability, obligation, damage, penalty, claim, charge or expense (including, without limiting the generality of the foregoing, reasonable attorneys’ and technical consultants’ fees, court costs, fines and penalties, and other costs and expenses) (collectively, “Damages”) that may be imposed upon or incurred by or assessed against Purchaser by reason of:

(i) the non-fulfillment or breach of any covenant or agreement or the breach of any representation or warranty of the Seller set forth in this Agreement;

(ii) any acts, omissions or activities of the Seller with respect to Seller’s use, ownership or operation of the Assets and employment of, and benefits provided to, the Plant Employees through the Closing Date; and

(iii) Seller’s products manufactured or produced at the Plant, or products manufactured or produced by Seller on behalf of a third party, through the Closing Date.

(b) From and after the Closing Date, the Seller shall pay and be liable for all Taxes shown due and payable on all Tax returns filed pursuant to periods, activities or events occurring on, or prior to, the Closing Date, regardless of whether such Tax returns are required to be filed by the Seller or the Purchaser, and the Seller shall indemnify the Purchaser for any Tax paid by the Purchaser with respect to such Tax returns within thirty (30) days of such payment. Seller shall pay and be liable for, and shall indemnify Purchaser for, all additional Taxes that shall become due and payable as a result of a Final Determination attributable to activities or events occurring on, or prior to, the Closing Date, even if the additional Tax is assessed or determined after the Closing Date. A “Final Determination” shall include (i) a decision, judgment, decree or other order by a court of competent jurisdiction, including the Spanish Economic-Administrative Tribunal; (ii) a closing agreement or accepted offer in compromise; (iii) a decision or assessment by, or a settlement with, any government authority, or (iv) the expiration of an applicable statute of limitations, including any extension thereto or any interruption thereof under the Spanish General tax Act. If, pursuant to a Final Determination, it is determined that the receipt or accrual of an indemnification payment under this Agreement is, itself, subject to, or will result in the payment by the Purchaser of any additional Tax, the Seller shall be required to pay an additional amount to cover the additional Tax. If the Purchaser is required to prepare tax returns or filings related to the Assets or Plant Employees and events occurring on or prior to the Closing Date, the Purchaser shall have the right to employ counsel of its choice to assist in such preparation or filing at the Seller’s expense. Furthermore, the Seller shall indemnify the Purchaser for any and all fees or expenses incurred to protect or release the Assets from any tax liens or encumbrances related to activities or events occurring on, or prior to, the Closing Date.

10.3 Purchaser’s Indemnification Obligations. The Purchaser agrees to indemnify and defend the Seller and hold the Seller harmless from and against any Damages that may be imposed upon or incurred by or assessed against Seller by reason of:

(a) the non-fulfillment or breach of any covenant or agreement or the breach of any representation or warranty on the part of the Purchaser under this Agreement;

(b) any acts, omissions, or activities of the Purchaser with respect to Purchaser’s use, ownership, or operation of the Assets and employment, and benefits provided to, the Plant Employees after the Closing Date; and

(c) Purchaser’s products manufactured or produced by the Purchaser at the Plant, or products manufactured or produced on behalf of a third party, after the Closing Date.

10.4 Indemnification Procedures. The following procedures apply with respect to indemnification against third party claims. A party entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.” A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.” Promptly after receipt by an Indemnitee of notice of any claim or the commencement of any action, or upon discovery of any facts which an Indemnitee believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Section 10, notify such Indemnitor in writing in reasonable detail of the claim or the commencement of such action. If any such claim shall be brought against such Indemnitee, it shall notify such Indemnitor thereof, the Indemnitor shall be entitled to participate therein, and to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise any such claim or action; provided, however, that any such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld; and provided further, that if the Indemnitee rejects a settlement that would have included a complete release of the Indemnitee from any further liability, its right to indemnification from the Indemnitor shall be limited to the amount that would have been payable by the Indemnitor under such settlement or compromise. After notice to the Indemnitee of the Indemnitor’s election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under this Section 10 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that the Indemnitee shall have the right to employ counsel to represent it if, in the Indemnitee’s reasonable judgment, it is advisable for the Indemnitee to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Indemnitee. If the Indemnitor does not elect to assume the defense of such claim or action, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect thereto, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The parties hereto agree to render to each other such assistance, and to provide each other such access to documents, accountants, counsel and other authorized representatives, as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding.

10.5 Survival of Legal and Equitable Remedies. Nothing in this Section 10 shall limit or restrict Purchaser’s or Seller’s ability to pursue any legal or equitable remedy against one another that may be otherwise available to Purchaser or Seller in a court of competent jurisdiction.

10.6 Escrow Funds. The Parties agree to establish an escrow account as described in Schedule 10.6.

11. Risk of Loss; Casualty; Expropriation.

11.1 Risk of Loss. The Seller shall have the risk of loss until the Closing Date.

11.2 Casualty and Expropriation. If, on or prior to the Closing Date, all or any part of the Assets shall be damaged or destroyed by casualty or taken by expropriation, and such casualty or expropriation does not comprise a Material Adverse Event, then (a) closing shall proceed as contemplated by this Agreement, (b) the obligations of Purchaser hereunder and the Purchase Price shall not be affected by such damage or destruction or expropriation, and (c) Seller at its election shall either (i) repair, replace restore such Assets at its expense to the condition existing immediately prior to the occurrence of the casualty or expropriation or (ii) reduce the payment required under Section 2.1(b) by the amount (as determined by an independent insurance adjuster mutually agreed upon by the Seller and Purchaser) necessary to repair, replace, restore, or compensate the Purchaser for such Assets to the condition existing immediately prior to the occurrence of the casualty or expropriation, in which event Seller shall have no further obligation in regards to such damage or destruction to or expropriation of the Assets. In the case of an expropriation, the Seller shall be entitled to keep the expropriation award, if any.

12. Termination of Agreement.

12.1 Termination Events. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to Closing Date as follows:

(a) by the Purchaser if a material breach of any provision of this Agreement has been committed by the Seller and (i) Seller has not cured such breach within thirty (30) days of written notice from the Purchaser; or (ii) Purchaser has not waived such breach;

(b) by the Seller if a material breach of any provision of this Agreement has been committed by the Purchaser and (i) Purchaser has not cured such breach within thirty (30) days of written notice from the Seller; or (ii) Seller has not waived such breach;

(c) by the Purchaser if any of the conditions in Section 9 has not been satisfied as of the Closing Date after written notice and opportunity to cure has been given to the Seller as provided in Section 12.1(a), or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before the Closing Date. The parties agree that with respect to a termination by Purchaser based on the non-satisfaction of the condition specified in Section 9.1 due to Seller’s breach of the representation set forth in Section 4.5(b), the representation deemed to have been made by the Seller under Section 4.5(b) shall be as follows: “The Plant and the other Assets are in material compliance with all Spanish Environmental Laws and Permits for Environmental Matters.” For purposes of the above sentence, “material” is defined as a breach which affects the value of the Assets by more than 100,000 United States Dollars;

(d) by the Seller, if any of the conditions in Section 8 has not been satisfied as of the Closing Date after written notice and opportunity to cure has been given to the Purchaser as provided in Section 12.1(b), or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Seller to comply with its obligations under this Agreement) and the Seller has not waived such condition on or before the Closing Date; or

(e) by mutual consent of the Purchaser and the Seller.

Any right to terminate this Agreement in accordance with this Section 12.1 may only be exercised by written notice given by the terminating party to the other party.

A party requesting the other party to cure in this Section (a) through (d) may not object to a Closing

Date later than November 5, 2003, until the thirty (30) day cure period as provided above has expired or the requesting party has waived the requirement to cure. Each party agrees to provide the written notice of breach provided above as soon as practicable following discovery of the breach.

12.2 Effect of Termination. Each party’s right of termination under Section 12.1 is in addition to any other remedies it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 12.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10, 12.2, and 13 (other than Section 13.5) will survive. In event this Agreement is terminated by Purchaser pursuant to Section 12.1 (a) or (c) due to a willful breach by the Seller, then the Seller shall promptly refund to the Purchaser the USD 4,350,000 paid under Section 2.1(a) and shall pay to Purchaser an additional USD 4,350,000, as “Liquidated Damages.” In the event this Agreement is terminated by Seller pursuant to Section 12.1(b) or (d) due to the willful breach by the Purchaser, then the Seller shall be entitled to retain the USD 4,350,000 paid under Section 2.1(a) as Liquidated Damages. In the event this Agreement is terminated by either party pursuant to Section 12.1 (a), (b), (c), or (d), other than for willful breach, then the Seller shall promptly refund to the Purchaser the USD 4,350,000 paid under Section 2.1(a). In the event the parties mutually agree to terminate pursuant to Section 12.1 (e), then the Seller shall promptly refund to the Purchaser the USD 4,350,000 paid under Section 2.1 (a). In event of termination under Sections 12.1(a), (b), (c) or (d) for willful breach, if any party initiates an arbitration or court action seeking Damages in excess of USD 4,350,000, then the initiating party will have the burden of proof as to the extent of Damages, and if a final, binding determination is made by the arbitrator or court that (a) Damages are in excess of USD 4,350,000, then the Liquidated Damages shall be applied to the award of Damages, and the defending party must pay the additional amount over USD 4,350,000, or (b) Damages are less than USD 4,350,000, then the initiating party shall return the portion of the Liquidated Damages which exceeds actual Damages. If a party who receives Liquidated Damages does not initiate an arbitration or court action challenging the amount of Damages, that party may retain the Liquidated Damages indefinitely, but does not mitigate the ability of the non-initiating party to challenge the amount of the Liquidated Damages.

13. General Provisions.

13.1 Modification; Waiver. This Agreement may be modified only by a written instrument executed by the parties hereto. Any waiver of the terms and conditions of this Agreement may be made only in a writing expressly indicating the specific provision waived and the purpose for which the waiver is given at any time on or before the Closing Date by the party entitled to the benefits thereof.

13.2 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, constitutes the entire agreement of the parties and supersedes any commitment, agreement, memorandum or understanding previously made by the parties with respect to the subject matter of this Agreement, and may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. Notwithstanding the foregoing, the Escrow Agreement will remain in full force and effect.

13.3 Expenses. Except as expressly set forth herein, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses incident to the preparation and performance of this Agreement. Any amounts payable to Colliers Pinkard under any agreement entered into by the Seller or its Affiliates in connection with the transactions contemplated hereby shall be borne solely by the Seller or its Affiliates.

13.4 Further Actions. Each party shall execute and deliver such certificates, agreements and other documents and take such other actions before or after the Closing Date as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

13.5 Post-Closing Access. In connection with any matter relating to any period before, or any period ending on, the Closing Date, the Purchaser will, upon the request and at the expense of the Seller, permit the Seller and its representatives full access at all reasonable times to the Books and Records of the Plant (and to make copies of such Books and Records, as needed) which shall have been transferred to the Purchaser and relate to pre-closing events, and the Purchaser will execute such documents as the Seller may reasonably request to enable the Seller to file any required reports or tax returns relating to the Plant or the Assets. The Purchaser will not dispose of such Books and Records during the six-year period beginning with the Closing Date without first notifying the Seller and affording the Seller a reasonable opportunity to take possession of such Books and Records, at the Seller’s sole expense. Following the expiration of such six-year period, the Purchaser may dispose of such Books and Records at any time, unless the Seller has previously notified the Purchaser of its intention to take possession of such Books and Records at no expense to the Purchaser.

13.6 Disclaimers. Except as expressly set forth in Article 4 of this Agreement the Seller makes no representation or warranty regarding the Assets.

13.7 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered mail, first-class postage paid, return receipt requested, or any other delivery service with proof of delivery:

If to the Seller:	with a copy to:

Alcon Cusi, S.A.	Alcon Laboratories, Inc.
Camil Fabra, 58	6201 South Freeway
08320 El Masnou (Barcelona) Spain	Fort Worth, Texas 76134-2099
Attention: General Manager	Attention: Assistant General Counsel

and to:

If to the Purchaser before closing	with a copy to:

AMO Manufacturing Spain, S.L.	Advanced Medical Optics, Inc..
Jose Abascal 45	1700 E. St. Andrew
28003 Madrid, Spain	Santa Ana, California 92705
Attention: George Hunter	Attention: General Counsel

If to the Purchaser after closing	with a copy to:

AMO Manufacturing Spain, S.L.	Advanced Medical Optics, Inc..
Carreterra Fuencarral a Alcobendas KM 15.400	1700 E. St. Andrew
28100 Alcobendas, Spain	Santa Ana, California 92705
Attention: Plant Manager	Attention: General Counsel

or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

13.8 Assignment.

(a) Except as hereinafter provided, no party may assign its rights or obligations hereunder without the consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement, in whole or in part, to an Affiliate, so long as such assignment complies with (b) of this Section.

(b) Any assignment otherwise permitted under Section 13.8(a) shall be effective only if (i) the assignor provides guaranties of the assignee’s performance satisfactory to the other party hereto; and (ii) the assignee expressly assumes the assignor’s obligations under the Agreement in form reasonably satisfactory to the other party. Any assignment or attempted assignment in violation of the provisions of this Section 13.8 shall be null and void.

(c) Notwithstanding anything herein to the contrary, the provisions of this Section 13.8 shall survive the Closing Date with respect to those rights and obligations of the parties under this Agreement which also survive the Closing Date, for the same period during which those rights and obligations survive.

13.9 Counterparts. This Agreement may be executed in several counterparts, each of which is an original but all of which shall constitute one instrument.

13.10 Headings. The Section and other headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

13.11 Governing Law and Dispute Resolution.

(a) The validity, performance and enforcement of this Agreement, unless expressly provided to the contrary, shall be governed by the laws of Spain, without giving effect to the principles of conflicts of law thereof. The parties have agreed that this Agreement and any interpretation, controversies or proceedings arising in connection with this Agreement, shall be in the English language, to the extent this is acceptable under applicable law. Nevertheless, to the extent such controversy or proceeding cannot be held in the English language, the parties hereto agree to have timely translations of such proceedings made as may be necessary and appropriate, provided, however, that testimony may be provided in Spanish and that written evidence may be submitted in Spanish, if Spanish is the original language of the document.

(b) In the event of any dispute between the parties with respect to the effect and interpretation of this Agreement or their obligations set forth herein, the parties shall meet within 10 business days after one party notifies the other of such dispute in order to settle the dispute. Said notification shall state the date, time, and place of the meeting. If the dispute is not resolved by the parties within 10 business days after the date on which the meeting was held or within 20 business days after one party notifies the other of such dispute, then the parties may agree to submit it to arbitration in law in the framework of the International Chamber of Commerce (ICC), to which is entrusted the management of the arbitration proceeding and the designation of the arbitrators in accordance with its Regulations and Bylaws. Any such arbitration will take place in Madrid, Spain. The parties expressly place on record their undertaking to comply with the arbitration award rendered. This provision shall not prevent either party from addressing any competent court or tribunal in order to seek interim measures. Should any party file a court action regarding this Agreement, the parties irrevocably agree to submit the matter to the courts and tribunals of Madrid, Spain, and both parties agree to be subject to the jurisdiction of such courts and tribunals.

13.12 Separability. Any provision or provisions of this Agreement that in any way contravenes the law of any country in which this Agreement is effective shall, in such country, to the extent of such contravention of law, be deemed separable and shall not affect any other provision hereof or the validity hereof.

13.13 Beneficial Ownership. Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall be deemed to constitute Purchaser the beneficial owner of all or any portion of the Assets until all of the conditions to the Purchaser’s obligation to close have been satisfied or waived in their entirety.

13.14 Confidentiality and Publicity.

(a) Promptly upon execution of this Agreement, Purchaser and Seller shall issue a mutually acceptable separate and coordinated public announcement(s) and shall jointly conduct employee/employee representative briefings at the Plant regarding the transactions contemplated by this Agreement. From time to time thereafter, the Purchaser and the Seller may issue mutually acceptable separate and coordinated press releases and shall reasonably cooperate with each other to coordinate and approve the press release(s) and additional employee briefings. The requirement for mutual consent will not apply to any press releases made in substantially the same form as prior disclosures agreed by both parties.

(b) Until the Closing Date, all non-public, confidential information disclosed by any party or its Affiliates or representatives in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement, to any other party or its Affiliates or representatives shall be kept confidential by such other party and its Affiliates and representatives and shall not be used by any such persons other than as contemplated by this Agreement, except to the extent that the information (i) is or becomes generally available to the public or within the industry to which such information relates other than as a result of disclosure by the receiving party or its representative, or (ii) at the time of disclosure to the receiving party by the disclosing party was already known by it as shown by its written records, or (iii) becomes available to the receiving party on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (iv) was or is independently developed by the receiving party without reference to the

Confidential Information as shown by its written records (“Confidential Information”).

(c) If this Agreement is terminated before closing, each party shall use all reasonable efforts to return upon written request from the other party all documents and reproductions comprising the Confidential Information.

(d) After the Closing Date, Purchaser agrees that Purchaser and its Affiliates shall not use or disclose any Excluded Intellectual Property or Proprietary Commercial Information that Purchaser may acquire by reason of its presence in the Plant prior to the Closing Date or by reason of its employment of former employees of Seller, to the extent that such Excluded Intellectual Property or Proprietary Commercial Information constitutes Confidential Information, for a period of seven years after the Closing Date. After the Closing Date and for a period of seven years thereafter, Seller agrees that Seller and Seller’s Affiliates shall not use or disclose any trade secret or proprietary information of Purchaser or relating to Purchaser’s products that Seller acquired by reason of the transactions contemplated by this Agreement, to the extent it constitutes Confidential Information. In addition, neither Seller nor any of its representatives or Affiliates shall make use of, divulge or otherwise disclose, directly or indirectly, to persons other than the Purchaser, any Confidential Information concerning the Assets.

(e) “Affiliate” means any legal entity that directly or indirectly owns, is owned by, or is under common ownership or control with one of the parties.

(f) Notwithstanding anything herein to the contrary, any party to this Agreement (and any Affiliate, employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any Affiliate of such party) to this Agreement and (ii) this provision shall not permit disclosure to the extent that nondisclosure is necessary in order to comply with applicable securities laws.

(g) After publicly filing this document with the U.S. Securities and Exchange Commission, if a party is required to make a disclosure related to this Agreement in order to avoid violating any legal, regulatory or stock exchange requirements, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required, the time and place the disclosure will be made and an opportunity to comment on the proposed disclosure.

13.15 Definitions. The following terms are defined in the sections or documents indicated below:

TERM	WHERE DEFINED
Affiliate	13.14(e)
Alcon	1.5(a)
Alcon Guaranty	1.5(a)
Alcon Parent Company Agreement	1.5(a)

AMO	1.5(b)
AMO Guaranty	1.5(b)
AMO Parent Company Agreement	1.5(b)
Assets	1.1
Assumed Contracts	1.3(a)
Bill of Sale	3.2(a)
Books and Records	1.1(d)
Broker	4.12
Closing Date	3.1
Confidential Information	13.14(b)
Contracts	4.7
Damages	10.2(a)
Deed	3.2(a)
Encumbrances	4.3(a)
Environmental Matters	4.5(b)
Escrow Agreement	1.5(g)
Escrow Funds	2.1(c)
Excluded Assets	1.2
Excluded Intellectual Property	1.2(i)
Final Determination	10.2(b)
Financial Information	4.10
Improvements	1.1(a)
Indemnitee	10.4
Indemnitor	10.4
Know-How	1.2(i)
Land	1.1(a)
Liquidated Damages	12.2
Material Adverse Event	9.7
Nontransferable Permits	1.2(c)
Permits	4.9
Plant	1.1(a)
Plant Employee	4.4(a)
Proprietary Commercial Information	1.2(j)
Purchase Price	2.1
Purchaser	Recitals
Required Consents	4.2
Seller	Recitals
Spanish Environmental Laws	4.5(b)
Tax	4.8(a)
Transferable Permits	1.1(e)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

AMO MANUFACTURING SPAIN, S.L.		ALCON CUSI, S.A.

By:	/s/ RICHARD ANDREW MEIER	By:	/s/ ENRIQUE CHICO PICAZA

Name: Richard Andrew Meier		Name: Enrique Chico Picaza

Title: Joint and Several Administrator		Title: Joint Attorney-in-fact

Id#: U.S. Passport: 158969576		Id#: Spanish Identity Card:02185670A

And,

		By:	/s/ JOAQUIN FERRÁNDIZ VILA

Name: Joaquin Ferrándiz Vila

Title: Joint Attorney-in-fact

Id#: Spanish Identity Card:39030412X